Exhibit 99.2

Fourth Quarter and Full Year 2017 Earnings Management Commentary

February 19, 2018

We are pleased to announce that Trinseo finished 2017 with very strong fourth quarter results that contributed to a second consecutive year of record net income, earnings per share, and Adjusted EBITDA.  Fourth quarter net income was $118 million, which included a $22 million one-time pre-tax gain related to changes made to certain Company pension plans, and Adjusted EBITDA was $169 million. These results exceeded guidance from the Q3 2017 earnings call due to the one-time gain mentioned above, as well as about $35 million in operational improvements, including about $15 million in favorable net timing.

Full year net income was $328 million, and Adjusted EBITDA was $642 million, which included $9 million of unfavorable timing impacts.  Full year cash from operations was $391 million and Free Cash Flow was $244 million.

Highlights

•                  In addition to record consolidated results, Trinseo also had full year record Adjusted EBITDA in the Latex Binders, Basic Plastics, and Feedstocks segments.

•                  We made significant progress toward achieving our goal of increasing Adjusted EBITDA across our Latex Binders, Synthetic Rubber, and Performance Plastics segments by $100 million from 2016 to 2019.

•                  In Synthetic Rubber, we completed the SSBR expansion, adding 50 kilotons of SSBR capacity, increasing the Company’s global production by 33%. Also, we opened a pilot plant that will allow for more efficient use of our production facilities and speed up innovation for this critical technology, which is a key component in increasing energy efficiency, safety and durability in performance tires.

•                  In Latex Binders, we continued the transformation of the business by growing our market presence in specialty segments and in Asia, and through cost actions.  Over the last five years, we’ve increased volume serving non-graphical paper markets from 54% to 64%.

•                  In Performance Plastics, we opened new ABS capacity in China, meeting customer needs for MAGNUM™ ABS in the automotive, appliance, electronics, lighting and consumer goods markets. The additional capacity came online during the year, we made our first commercial sales, and we are on our way to selling out the capacity.

•                  We completed the acquisition of API Plastics, a sophisticated polymer solutions provider with a strong position in soft-touch polymers, which complement Trinseo’s existing strengths in rigid polymers.

•                  We opened a new Plastics Research Center, which modernized two existing technical support center and research lab operations under one roof in Terneuzen, The Netherlands. The facility will enable cross-functional projects and innovations for customer customizations, which is key to Trinseo’s future growth.

•                  2017 marked another exceptional year in environmental, health, and safety performance by Trinseo employees across the globe. We continue to be a top-decile performer in safety among chemical companies. Twenty-one of our thirty eligible global sites achieved triple-zero status, with zero injuries, spills, or safety incidents.

Segment Results

In Latex Binders, we continued to see stronger results driven by our diversified chemistries and cost actions, as well as improved market conditions in Asia. Fourth quarter Adjusted EBITDA was $33 million, which included $4 million of positive net timing impacts. Latex Binders Adjusted EBITDA for 2017 was a record $139 million, which included $8 million of unfavorable net timing impacts. In addition, full year results included an approximate $25 million raw material tailwind.

Synthetic Rubber’s fourth quarter Adjusted EBITDA of $15 million was negatively impacted by customer destocking, shipping delays, and a softer than anticipated tire market. While we saw strong order patterns in October, these slowed during the latter part of the quarter. However, we’ve seen stronger sales volume to start 2018 and we expect strong first quarter demand. Full year sales volume was a record, and Adjusted EBITDA of $83 million included unfavorable impacts of approximately $13 million of net timing and about $10 million related to the SSBR capacity expansion.

Performance Plastics ended the year with a record quarter of $43 million of Adjusted EBITDA, driven by strong volumes in automotive and consumer electronics. Full year Adjusted EBITDA was $122 million, which included an unfavorable net timing impact of $10 million, and we had record full year sales volume. Margins declined in the first half of the year due to a sharp increase in raw material costs, but rebounded in the second half of the year as raw material volatility subsided and as we implemented pricing initiatives. In addition, we are seeing strong sales volumes across most of our markets, and we look forward to a full year of API Plastics contribution and fully integrating these products into our portfolio offerings.

Basic Plastics performed better than forecast in the fourth quarter due mainly to higher margins in polycarbonate and polystyrene. Adjusted EBITDA was a record $44 million inclusive of a $5 million favorable net timing impact. Full year Adjusted EBITDA of $157 million included a favorable net timing impact of $11 million. We continue to see favorable market dynamics across our polystyrene, polycarbonate, and ABS product lines, and year-over-year profitability increased despite an $8 million reduction in Adjusted EBITDA due to the sale of the Sumika Styron Polycarbonate joint venture.

Feedstocks fourth quarter Adjusted EBITDA was $24 million including a favorable $7 million net timing impact. Styrene margin over raw materials in the fourth quarter was slightly lower than expected, but we were able to more than offset that with favorable production and other operating efficiencies. We estimate that the record full year Adjusted EBITDA of $111 million included about a $30 million benefit from unplanned styrene outages, primarily in the third quarter.

Americas Styrenics Adjusted EBITDA of $31 million in the fourth quarter was below expectations due to lower sales volume from delayed shipments at year end. Full year Adjusted EBITDA was $123 million, inclusive of an approximately $15 million negative impact from the extended outage in the first quarter.

Cash provided by operating activities for the fourth quarter was $196 million and capital expenditures were $38 million, resulting in Free Cash Flow for the quarter of $158 million. Fourth quarter cash from operations and Free Cash Flow included a favorable impact of approximately $34 million from lower working capital.

During the year we used $89 million to repurchase approximately 1.4 million shares. At the end of the year the Company had $433 million of cash.

The fourth quarter GAAP effective tax rate of 18% was below expectations due to the impact of an $8.4 million reversal of a tax reserve for uncertain tax expense.

New Segmentation

Starting in the first quarter of 2018 we will be introducing a change to our segment reporting. We will continue to report operating results for six segments. Four of them will be unchanged:  Latex Binders, Synthetic Rubber, Feedstocks, and Americas Styrenics. Polystyrene will now be reported as a standalone segment. The Performance Plastics segment will remain. This segment previously consisted of compounds, blends, and ABS to the automotive market. Going forward, Performance Plastics will also include the other portion of our ABS business, as well as SAN and Polycarbonate. This will concentrate our more specialized plastics into one business unit under the leadership of one business director. It also reduces business complexity as Polycarbonate and ABS are the primary inputs to our compounds and blends.

This new structure increases the focus of our efforts across our high-value growth segments — Latex Binders, Synthetic Rubber, and Performance Plastics — which now represent approximately two-thirds of our profitability. A summary of historical results for the new segmentation is available in the appendix of the slide presentation.

Key Items for 2018

Starting in April, we are reducing our cost-based styrene monomer purchases in Asia, where we have historically purchased approximately 300 kilotons of styrene per year on cost-based economics. We expect this purchase amount will be approximately 185 kilotons in 2018. This reduction is to better align our styrene purchases with our consumption needs. Based on our current expectations of styrene margins in Asia for 2018, this volume reduction is expected to lower the Feedstocks segment Adjusted EBITDA by approximately $5 million.

We typically employ a hedging strategy to reduce our exposure to movements in the Euro. For 2018, we have hedged approximately 60% of this exposure at a rate of approximately $1.15 per Euro.  Inclusive of this hedge, a 1% change in the Euro will impact our annual profitability by approximately $2 million on a pre-tax basis.

We expect our effective tax rate for 2018 will be approximately 19%, slightly lower than 2017, due to recent US tax reform.

Current expectations for 2018 cash items are as follows: capital expenditures of $150 million; cash paid for income taxes of $85 million; cash paid for interest of $50 million. We expect a small working capital investment related to growth projects, however, working capital movements are typically most dependent upon raw material price changes. In addition, we expect to utilize about $100 million for share repurchases during the year.

Guidance

Looking at the first quarter for European styrene monomer margin over raw materials, January increased from December due to relatively low inventory levels combined with the expected first quarter planned outages. In January, approximately 20% of North America capacity went down unexpectedly, pushing styrene prices and margins to a very high level, with February margin over raw materials settling more than $200 per metric ton higher than January, and we expect a relatively high margin level in March as well. Overall we expect first quarter margins to be, on average, about $175 per ton higher than they were in the fourth quarter. However, during the first quarter we lost some production volume at our styrene plant in Germany due to an outage at an upstream supplier, which we estimate will have a negative impact of about $5 million for the quarter.

Moving to our first quarter and full year 2018 outlook, in total for Trinseo, we expect first quarter net income of $104 million to $113 million and Adjusted EBITDA of $175 million to $185 million. This outlook assumes minimal impact from net timing.

For full year 2018, we are updating guidance for net income to $369 million to $386 million, and for Adjusted EBITDA to $640 million to $660 million. This outlook assumes minimal impact from net timing and no impact from unplanned outages beyond what we currently have visibility into for the first quarter. Finally, the outlook also includes approximately $35 million of our targeted $100 million of growth initiatives in Latex Binders, Synthetic Rubber, and Performance Plastics.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA and, Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These income measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Form 8-K filing for this commentary in Exhibit 99.1-Press Release, dated February 19, 2018.

Note on Repurchase Program

Under the program, shares may be repurchased periodically in open market transactions at prevailing market prices in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of Trinseo’s ordinary shares, general market and economic conditions, applicable legal requirements, and other business considerations. Repurchased shares will become treasury shares and may be utilized for general corporate purposes, including reissuance pursuant to Trinseo’s equity-based incentive plan, unless subsequently retired in whole or in part at a meeting of our shareholders.  The share repurchase program does not obligate the Company to acquire any particular amount of its ordinary shares, and it may be suspended or terminated at any time in the Company’s discretion.

Note on Forward-Looking Statements

This commentary may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “outlook,” “guidance,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this commentary may include, without limitation, forecasts of growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this commentary. Such factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this commentary. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.